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                       May 16, 2024

       Luca Maestri
       Chief Financial Officer
       Apple Inc.
       One Apple Park Way
       Cupertino, CA 95014

                                                        Re: Apple Inc.
                                                            Form 10-K for the
fiscal year ended September 30, 2023
                                                            Response dated
March 20, 2024
                                                            File No. 001-36743

       Dear Luca Maestri:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Sam Whittington